News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES TO HOLD LIVE WEBCAST OF
THIRD QUARTER 2009 FINANCIAL RESULTS

Summarizes special charges for the third quarter 2009

HOUSTON, Oct. 15, 2009 -- Continental Airlines (NYSE: CAL) will hold its third quarter 2009 financial results conference call on Wednesday, Oct. 21 at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at continental.com in the “Investor Relations” section under the “About Continental” menu.
The webcast will be available for replay within 24 hours of the conference call and then archived on the Web site for approximately three months.

Third Quarter Special Charges

Continental expects to record special charges during the third quarter of 2009 totaling $20 million.  A summary of these charges is as follows (in millions):

Three Months Ended September 30, 2009
Unused facilities	$9
Aircraft-related charges	6
Severance	5
Total special charges	$20

Continental recorded a $9 million adjustment to increase a previously established reserve due to reductions in expected sublease income for unused leased facilities consisting primarily of a maintenance hangar in Denver.  During the third quarter, the company subleased five grounded EMB-135 aircraft for a term of at least two years.  The aircraft-related charges of $6 million represent the difference between the sublease rental income and the contracted rental payments on those aircraft during the initial term of the agreement.  Also, Continental recorded a charge of $5 million for severance and other costs in connection with its previously announced reductions in force, furloughs and leaves of absence.

Corporate Background

           Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,750 daily departures throughout the Americas, Europe and Asia, serving 133 domestic and 134 international destinations. More than 700 additional points are served via current alliance partners.   Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.
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